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                                                                EXHIBIT 28(H)(5)

                                     FORM OF

                          EXPENSE LIMITATION AGREEMENT
                          ----------------------------

         This Expense Limitation Agreement, effective as of April 30, 2011, by and between Lincoln Investment Advisors Corporation ("LIA") and Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of its series set forth in Schedule A to this Agreement (the "Funds").
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         WHEREAS, the Trust and LIA, the investment adviser to the Funds, have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund may normally be subject; and

         NOW THEREFORE, the parties hereto agree as follows:

1.       Expense Limitation.

         (a) Applicable Expense Limit. To the extent that the ordinary operating expenses ("Fund Operating Expenses") incurred by a Fund in any fiscal year, including, but not limited to, investment management fees of LIA and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940 Act (the "1940 Act"), but excluding interest, taxes, brokerage commissions, underlying fund fees and expenses, extraordinary expenses such as litigation, and other expenses not incurred in the ordinary course of such Fund's business, exceed the Operating Expense Limit, as defined below, such excess amount (the "Excess Amount") shall be the liability of LIA.

         (b) Operating Expense Limit. The Operating Expense Limit in any year with respect to each Fund shall be the amount specified in Schedule A based on a
                                                           ----------
percentage of the average daily net assets of each Fund.

         (c) Method of Computation. To determine LIA's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund shall be estimated and accrued. Each day, the Fund shall also calculate an operating expense limit amount, based on each Fund's average net assets and its Operating Expense Limit ("Operating Expense Limit Amount"). If the total expenses exceed the Operating Expense Limit Amount, the Fund shall record a receivable from LIA in an amount equal to the Excess Amount less any such receivables previously recorded for the fiscal period. Shortly after the end of each month, the Fund shall deliver to LIA a statement indicating the Excess Amount owed to the Fund for the month and LIA will remit to the Fund an amount that is sufficient to pay that monthly Excess Amount. LIA's method of notification and payment to the Fund shall be as mutually agreed upon by LIA and the Fund.

         (d) Adjustment Payments. At least annually, and more frequently throughout the year if mutually agreed to by the parties, an adjustment payment shall be made by the appropriate party

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in order that the payments remitted by LIA to each Fund with respect to the previous fiscal year shall equal the Excess Amount for that Fund.

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2.       Term and Termination of Agreement.

         This Agreement will continue with respect to each Fund at least through April 30, 2012, and renew automatically for one-year terms unless LIA provides written notice of termination to a Fund at least 10 days prior to the end of the then current term.

3.       Miscellaneous.

         (a) Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility regarding the affairs of the Trust or the Funds.

         (b) Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives, all as of the day and year first above written.


LINCOLN INVESTMENT ADVISORS                 LINCOLN VARIABLE INSURANCE
CORPORATION                                 PRODUCTS TRUST


By:                                         By:
    -------------------------------             -------------------------------
Name: Kevin J. Adamson                      Name: William P. Flory, Jr.
Title: Second Vice President                Title: Chief Accounting Officer and
                                                   Second Vice President

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                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

                                                     MAXIMUM OPERATING EXPENSE
                                                     LIMIT (AS A PERCENTAGE OF
                     NAME OF FUND                       AVERAGE NET ASSETS)
     -------------------------------------------  ------------------------------
     LVIP Dimensional U.S. Equity Fund             Standard Class:
                                                   Service Class:

     LVIP Dimensional Non-U.S.. Equity Fund        Standard Class:
                                                   Service Class:

     LVIP Vanguard Domestic Equity ETF Fund        Standard Class:
                                                   Service Class:

     LVIP Vanguard International Equity ETF Fund   Standard Class:
                                                   Service Class:

     LVIP Total Bond Fund                          Standard Class:
                                                   Service Class:

     LVIP 2050 Profile Fund                        Standard Class:
                                                   Service Class:

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